Exhibit 1.2

[Translation]

SHARE HANDLING REGULATIONS

CHAPTER I.     GENERAL PROVISIONS

Article 1.     (Purpose)

     Matters concerning kinds of share certificates and the handling of shares and fractional shares of the Company shall be governed by these Regulations pursuant to Article 6 of the Articles of Incorporation.

Article 2.     (Transfer agent)

     The transfer agent of share register and fractional share register of the Company, its place of business and forwarding offices shall be as listed below:

     Transfer agent:

The Sumitomo Trust and Banking Company, Limited 5-33, Kitahama 4-chome, Chuo-ku, Osaka

     Place of business:

Securities Handling Department The Sumitomo Trust and Banking Company, Limited 4-4, Marunouchi 1-chome, Chiyoda-ku, Tokyo

     Forwarding offices:
Head office and all branches throughout the country of The Sumitomo Trust and Banking Company, Limited

Article 3.     (Kinds of share certificates)

     The share certificates to be issued by the Company shall be in denominations of one hundred (100), fifty (50), ten (10), five (5) and one (1) share.

Article 4.     (Requests, reports, applications and filings)

     1.     All requests, reports, applications or filings pursuant to these Regulations shall be made to the transfer agent, in the form prescribed by the Company and shall bear seal impressions reported under article 15 hereof.

     2.     In the event that the procedures set forth in the preceding paragraph are made though a proxy, documents evidencing such proxy’s authority shall be submitted.

Article 5.     (Documentary evidence or guarantor)

     The Company may require the submission of documentary evidence or require a guarantor to make a guarantee in the case of requests, reports, applications, filings or receipt in respect of the share certificates, or in the event the Company deems it necessary.

CHAPTER II.     TRANSFER OF SHARES

Article 6.     (Transfer of shares)

     1.     An application for the transfer of shares shall be made by submission of an application therefor together with the share certificates.

     2.     In the event that a person who acquired shares by any reason other than assignment makes an application for the transfer of shares, he shall, in addition to the procedure set forth in the preceding paragraph, submit documents evidencing the causes for such acquisition.

Article 7.     (Transfer of shares pursuant to other procedures prescribed by laws)

     In the event that the transfer of shares requires any procedures as statutorily prescribed, the application therefore shall be accompanied by the relevant share certificates and the documents evidencing completion of such procedures.

CHAPTER III.     REGISTRATION OF PLEDGE AND TRUST ASSET

Article 8.     (Registration or deregistration of pledge)

     To request registration or deregistration of pledge with respect to shares, an application jointly signed by the pledgor and and pledgee shall be submitted together with the relevant share certificates.

Article 9.     (Registration or deregistration of trust assets)

     To request registration of trust assets with respect to shares, the trustor or trustee shall submit an application therefor together with the relevant share certificates. To request deregistration of trust assets with respect to shares, the trustee or beneficiary shall submit an application therefor together with the relevant share certificates.

CHAPTER IV.     NON-POSSESSION OF SHARE CERTIFICATES

Article 10.     (Application for non-possession of share certificates)

     1.     An application for non-possession of share certificates shall be submitted together with the relevant share certificates.

     2.     In the event that the above applications is accepted, non-issuance of share certificates shall be noted or recorded in the register of shareholders.

Article 11.     (Application for delivery of no-possessed share certificates)

     In the event that a shareholder who submitted an application for non-possession of share certificates requests the issuance of return thereof, an application therefor shall be submitted.

CHAPTER V.     NOTIFICATIONS

Article 12.     (Notification of name and address, etc.)

     A shareholder shall notify the Company of the following information

(1)	name and address;

(2)	in the event such a shareholder is a corporation; the titles and names of its representatives;

(3)	in the event such a share holder is an incapable person; the position, name and address of its legal representative; and

(4)	in the event a shareholder is owned jointly, the name and address of the representative of such joint owners.

Article 13.     (Expatriate share holders)

     In the event the address of a shareholder in the preceding Article is in a foreign country, such a shareholder shall notify a temporary address to receive notices in Japan or appoint a standing agent in Japan and notify the Company of such matter.

Article 14.     (Changes to registered information)

     1.     In the event mattes regarding the registered information, pursuant to Article 12 and Article 13 are changed, such shareholder shall notify the Company of such changes.

     2.     In the event the name of a shareholder changes, and application therefor, share certificates and evidencing documents therefor shall be submitted, provided however, if share certificates are not issued for such a shareholder, share certificates do not need to be submitted.

     3.     In the event the name, title or position of the legal representative, representative or agent of shareholder changes, an application therefor and evidencing documents therefor shall be submitted.

Article 15.     (Submission of an imprint of seal)

     1.     A shareholder, its legal representative, representative or agent shall submit an imprint of its seal (or in the event of a foreign person or corporation whose country has signatory customs, an imprint of its signature) to the Company.

     2.     In the event of a change of seal, such shareholder shall submit an imprint of the new seal.

Article 16.     (Registered pledgee, etc.)

     The provisions of this Chapter shall be applied mutatis mutandis to registered pledgees, fractional shareholders and registered persons of lost share certificates.

CHAPTER VI.     INSCRIPTION ON SHARE CERTIFICATES

Article 17.     (Names of shareholders)

     1.     The names of shareholders shall be inscribed on the share certificates.

     2.     In the event that shares are transferred. The date registered in the register shall be inscribed in the back of such a share certificates, the name of the transferee shall be inscribed thereon and certification by the transfer agent shall be imprinted.

     3.     The provision in the preceding paragraph shall be applied mutatis mutandis in the event that an application pursuant to paragraph 2 of Article 14 is made.

Article 18.     (Registration or deregistration of a pledge and trust assets)

     1.     In the event that registration or deregistration of a pledge pursuant to Article 8 is made, such information and the date registered or recorded in the register shall be inscribed on the share certificate and certification by the transfer agent shall be imprinted.

     2.     In the event that registration or deregistration of trust assets pursuant to Article 9 is made, such information and the date registered or recorded in the register shall be inscribed thereon and certification by the transfer agent shall be imprinted.

CHAPTER VII.     REGISTRATION OF LOST SHARE CERTIFICATES

Article 19.     (Registration or deregistration of lost share certificates or filing of objection to registration of lost share certificates)

     1.     To make registration or deregistration of lost share certificates or to file an objection to such registration, an application form shall be submitted together with the documents the Company requires.

     2.     To make registration set forth in the preceding Paragraph, fee for registration of lost share certificates set forth in Article 21 shall be paid.

     3.     To file an objection to registration set forth in Paragraph 1, the share certificates which have been registered as lost shall be submitted.

Article 20.     (Transfer of shares in respect of a holder of lost share certificates)

     An applicant for registration of lost share certificates shall submit the documents necessary for the transfer of shares by the date such share certificates become null and void as the result of such registration, provided, however, this provision shall not apply to the case where such registered person is a shareholder or a registered pledgee.

Article 21.     (Fee for registration of lost share certificates)

     The fee in respect of the application for registration of lost share certificates shall be the amount separately prescribed.

CHAPTER VII.     REISSUANCE OF SHARE CERTIFICATES

Article 22.     (Issuance of new share certificates due to division or consolidation)

     To request issuance of new share certificates due to division or consolidation of share certificates, an application therefor shall be submitted together with the relevant share certificates.

Article 23.     (Reissuance due to loss)

     To request reissuance of new share certificate after the registration of lost share certificates, an application form therefor shall be submitted.

Article 24.     (Reissuance due to defacement or mutilation)

     To request issuance of new shares due to defacement or mutilation of share certificates, new share certificates shall be issued in the exchange for such certificates; provided, however, that if it is difficult to discern the genuineness of the share certificates, the provisions of the preceding Chapter shall apply.

CHAPTER IX.     FRACTIONAL SHARE REGISTER AND PURCHASE OF FRACTIONAL SHARES

Article 25.     (Fractional share registration)

     1.     The Company shall register or record the name, address, ratio of the fractional shares to one share and acquisition date with the fractional share register.

     2.     In the event a person acquires fractional shares by any reason other than assignment, such person may require the Company to change the registered or recorded information by submitting an application therefor. In this case, the provision of paragraph 2 of Article 6 shall be applied mutatis mutandis.

Article 26.     (Request for purchase)

     1.     To request the purchase of fractional shares, an application therefor shall be submitted.

     2.     The request for the purchase of fractional shares described above shall be effective when the request is submitted to the transfer agent’s place of business or any of its forwarding offices as set forth in Article 2 hereof.

Article 27.     (Purchase price)

     The purchase price of the fractional shares shall be decided by negotiation between the persons who requested such purchase and the Company.

Article 28.     (Payment of purchase price)

     1.     The payment of purchase prices shall be made forthwith to the persons who requested such purchase within reasonable time from determination date of purchase price described in the preceding Article.

     2.     The persons who requested such purchase may designate a method of payment or appoint its receiving agent in respect of the payment of the purchase price.

Article 29.     (Transfer of shares subject to purchase)

     1.     The fractional shares requested to be purchased shall be transferred to the Company on the day on which the payment of the purchase amount pursuant to the preceding Article is completed.

     2.     Changes in entry or record to the fractional share register shall be made on the date of transfer, provided for in the preceding paragraph, provided however, in the event that a method of payment is appointed pursuant to paragraph 2 of the preceding Article, entry to the fractional share register shall be made on the day on which such payment is completed.

CHAPTER IX.     MISCELLANEOUS

Article 30.     (Amendments)

     Any amendments to or abolishment of this regulation shall be rendered by resolution of the Board of Directors of the Company.

     Established on September 1, 1995
     Amended on June, 2003